Exhibit 99.1
LE GP, LLC AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2009
(Dollars in thousands)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$50,306
Marketable securities	12,682
Accounts receivable, net of allowance for doubtful accounts	352,838
Accounts receivable from related companies	30,816
Inventories	221,148
Deposits paid to vendors	99,317
Exchanges receivable	15,434
Price risk management assets	6,841
Prepaid expenses and other current assets	69,152

Total current assets	858,534

PROPERTY, PLANT AND EQUIPMENT	10,051,273
ACCUMULATED DEPRECIATION	(943,305)

9,107,968

ADVANCES TO AND INVESTMENT IN AFFILIATES	550,950
GOODWILL	765,935
INTANGIBLES AND OTHER ASSETS, net	401,244

Total assets	$11,684,631

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$254,044
Accounts payable to related companies	7,276
Exchanges payable	22,400
Customer advances and deposits	101,258
Accrued and other current liabilities	247,919
Price risk management liabilities	82,697
Interest payable	115,455
Income taxes payable	5,234
Current maturities of long-term debt	46,115

Total current liabilities	882,398

LONG-TERM DEBT, less current maturities	7,740,135
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	89,990
DEFERRED INCOME TAXES	197,257
OTHER NON-CURRENT LIABILITIES	21,076

COMMITMENTS AND CONTINGENCIES (Note 13)

8,930,856

EQUITY:
Members’ equity	77
Noncontrolling interest	2,753,698

Total equity	2,753,775

Total liabilities and equity	$11,684,631

The accompanying notes are an integral part of this unaudited condensed consolidated balance sheet.

LE GP, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2009
(Tabular dollar amounts are in thousands)
1.	OPERATIONS AND ORGANIZATION:

LE GP, LLC (“LE GP” or “the Company”), a Delaware limited liability company, is the General Partner, currently with a 0.31% general partner interest, of Energy Transfer Equity, L.P. (“ETE”). ETE is a Delaware limited partnership formed in August 2000. ETE is the 100% owner of Energy Transfer Partners, L.L.C. (“ETP LLC”), which owns a 0.1% interest in Energy Transfer Partners GP, LP (“ETP GP”). ETP GP is the General Partner of Energy Transfer Partners, L.P. (“ETP”) and owns the general partner interest of ETP. ETP is a publicly traded limited partnership. ETE also owns 100% of ETP GP’s Class A and Class B limited partner interests.

Balance Sheet Presentation

The accompanying unaudited interim condensed consolidated balance sheet and notes thereto of LE GP and subsidiaries as of September 30, 2009, has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim consolidated financial information. Accordingly, this financial statement does not include all the information and footnotes required by GAAP for complete consolidated financial statements. However, management believes that the disclosures made are adequate to make the information not misleading. Management has evaluated subsequent events through January 20, 2010, the date the balance sheet was issued.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the consolidated financial position of LE GP and subsidiaries as of September 30, 2009. The unaudited interim condensed consolidated balance sheet should be read in conjunction with the consolidated balance sheet and notes thereto of LE GP and subsidiaries presented as Exhibit 99.1 to the Energy Transfer Equity, L.P. Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 2, 2009.

Business Operations

LE GP conducts business operation only through ETP’s wholly owned subsidiaries. In order to simplify ETP’s obligations under the laws of several jurisdictions in which it conducts business, ETP’s activities are primarily conducted through ETP’s Operating Companies as follows:
•	La Grange Acquisition, L.P., dba Energy Transfer Company (“ETC OLP”), a Texas limited partnership engaged in midstream and intrastate transportation and storage natural gas operations. ETC OLP owns and operates, through its wholly and majority-owned subsidiaries, natural gas gathering systems, intrastate natural gas pipeline systems and gas processing plants and is engaged in the business of purchasing, gathering, transporting, processing and marketing natural gas and NGLs in the states of Texas, Louisiana, Arizona, New Mexico, Utah and Colorado. Our intrastate transportation and storage operations primarily focus on transporting natural gas through our Oasis pipeline, ET Fuel System, East Texas pipeline and HPL System. Our midstream operations focus on the gathering, compression, treating, conditioning and processing of natural gas, primarily on or through our Southeast Texas System and North Texas System, and marketing activities. We also own and operate natural gas gathering pipelines and conditioning facilities in the Piceance-Uinta Basin of Colorado and Utah.

•	Energy Transfer Interstate Holdings, LLC (“ET Interstate”), the parent company of Transwestern Pipeline Company, LLC (“Transwestern”) and ETC Midcontinent Express Pipeline, L.L.C. (“ETC MEP”), all of which are Delaware limited liability companies engaged in interstate transportation of natural gas. Interstate revenues consist primarily of fees earned from natural gas transportation services and operational gas sales.

•	ETC Fayetteville Express Pipeline, LLC (“ETC FEP”), a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	ETC Tiger Pipeline, LLC (“ETC Tiger”), a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	Heritage Operating L.P. (“HOLP”), a Delaware limited partnership primarily engaged in retail propane operations. Our retail propane operations focus on sales of propane and propane-related products and services. The retail propane customer base includes residential, commercial, industrial and agricultural customers.

•	Titan Energy Partners, L.P. (“Titan”), a Delaware limited partnership also engaged in retail propane operations.
2.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the assets and liabilities as of September 30, 2009 represent the actual amounts in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, estimates related to our unit-based compensation plans, deferred taxes, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

New Accounting Standards and Changes to Significant Accounting Policies

Accounting Standards Codification. On July 1, 2009, the Financial Accounting Standards Board (“FASB”) instituted a new referencing system, which codifies, but does not amend, previously existing nongovernmental GAAP. The FASB Accounting Standards Codification™ (“ASC”) is now the single authoritative source for GAAP. Although the implementation of ASC has no impact on our financial statements, certain references to authoritative GAAP literature within our footnotes have been changed to cite the appropriate content within the ASC.

Noncontrolling Interests. On January 1, 2009, we adopted SFAS 160, now incorporated into ASC 810-10, which established new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, the new standard requires the recognition of a noncontrolling interest (minority interest) as equity in the condensed consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest is included in consolidated net income on the face of the income statement. The new standard clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, the new standard requires that a parent recognizes a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This standard also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The adoption of this standard did not have a significant impact on our financial position or results of operations. However, it did result in certain changes to our financial statement presentation, including the change in classification of noncontrolling interest (minority interest) from liabilities to equity on the condensed consolidated balance sheet. Upon adoption, we reclassified $2.42 billion from minority interest liability to noncontrolling interest as a separate component of equity.

Business Combinations. On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, which is now incorporated into ASC 805. The new standard significantly changes the accounting for business combinations and includes a substantial number of new disclosure requirements. The new standard requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions and changes the accounting treatment for certain specific items, including:
•	Acquisition costs are generally expensed as incurred;

•	Noncontrolling interests (previously referred to as “minority interests”) are valued at fair value at the acquisition date;

•	In-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date are recorded in income taxes.
Our adoption of this standard did not have an immediate impact on our financial position or results of operations; however, it has impacted the accounting for our business combinations subsequent to adoption.

Derivatives Instruments and Hedging Activities. On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133, which is now incorporated into ASC 815. This standard changed the disclosure requirements for derivative instruments and hedging activities, including requirements for qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The standard only affected disclosure requirements; therefore, our adoption did not impact our financial position.

Equity Method Investment Accounting. On January 1, 2009, we adopted Emerging Issues Task Force Issue No. 08-6, Equity Method Investment Accounting Considerations, which is now incorporated into ASC 323-10-35. This standard establishes the requirements for initial measurement of an equity method investment, including the accounting for contingent consideration related to the acquisition of an equity method investment, and also clarifies the accounting for (1) an other-than-temporary impairment of an equity method investment and (2) changes in level of ownership or degree of influence with respect to an equity method investment. Our adoption did not have a material impact on our financial condition.

Subsequent Events. During 2009, we adopted Statement of Financial Accounting Standards No. 165, Disclosures about Subsequent Events, which is now incorporated into ASC 855. Under this standard, we are required to evaluate subsequent events through the date that our financial statements are issued and also required to disclose the date through which subsequent events are evaluated. The adoption of this standard does not change our current practices with respect to evaluating, recording and disclosing subsequent events; therefore, our adoption of this statement during the second quarter had no impact on our financial position.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

3.	ACCOUNTS RECEIVABLE:

Accounts receivable consisted of the following at September 30, 2009:

Midstream and intrastate transportation and storage	$260,244
Interstate transportation	29,620
Propane	71,361
Less — allowance for doubtful accounts	(8,387)

Total, net	$352,838

4.	INVENTORIES:

Inventories consisted of the following at September 30, 2009:

Natural gas and NGLs, excluding propane	$115,965
Propane	45,839
Appliances, parts and fittings and other	59,344

Total inventories	$221,148

We utilize commodity derivatives to manage price volatility associated with our natural gas inventory. In April 2009, we began designating commodity derivatives as fair value hedges for accounting purposes. Subsequent to the designation of those fair value-hedging relationships, changes in fair value of the designated hedged inventory have been recorded in inventory on our condensed consolidated balance sheet.

Due to the application of fair value hedge accounting for our natural gas inventory, and because certain hedging relationships were designated at points in time where natural gas spot prices were significantly less than our weighted average cost and the spot price as of September 30, 2009, we recorded increases in our natural gas inventory of $9.7 million during the nine months ended September 30, 2009. As a result, our natural gas inventory exceeded the market price at September 30, 2009 after applying fair value hedge accounting, and we therefore recorded a non-cash lower of cost or market adjustment of $9.4 million for the three months ended September 30, 2009. During the nine months ended September 30, 2009, we have recorded lower of cost or market adjustments of $54.0 million in total for our natural gas inventory.

5.	GOODWILL, INTANGIBLES AND OTHER ASSETS:

Components and useful lives of intangibles and other assets were as follows at September 30, 2009:

	Gross	Accumulated
	Amount	Amortization
Amortizable intangible assets:
Noncompete agreements (5 to 15 years)	$40,219	$(27,744)
Customer lists (3 to 15 years)	153,268	(50,006)
Contract rights (6 to 15 years)	23,015	(5,164)
Other (10 years)	477	(385)

Total amortizable intangible assets	216,979	(83,299)

Non-amortizable intangible assets:
Trademarks	75,503	—
Patents	750	—

Total non-amortizable intangible assets	76,253	—

Total intangible assets	293,232	(83,299)

Other long-term assets:
Financing costs (3 to 15 years)	82,251	(31,814)
Regulatory assets	105,801	(8,614)
Other long-term assets	43,687	—

Total intangibles and other long-term assets	$524,971	$(123,727)

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review goodwill and non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate. Our annual impairment test is performed as of December 31 for our interstate segment and as of August 31 for all others. No goodwill impairment losses were recorded during the three and nine months ended September 30, 2009.
6.	ACCRUED AND OTHER CURRENT LIABILITIES:

Accrued and other current liabilities consisted of the following at September 30, 2009:

Accrued wages and benefits	$48,928
Accrued capital expenditures	64,530
Taxes other than income taxes	64,531
Other	69,930

Total accrued and other current liabilities	$247,919

7.	INVESTMENTS IN AFFILIATES:

Midcontinent Express Pipeline LLC

ETP is party to an agreement with Kinder Morgan Energy Partners, L.P. (“KMP”) for a 50/50 joint development of the Midcontinent Express pipeline. Construction of the approximately 500-mile pipeline was completed and natural gas transportation service commenced August 1, 2009 on the pipeline from Delhi, Louisiana, to an interconnect with the Transco interstate natural gas pipeline in Butler, Alabama. Interim service began on the pipeline from Bennington, Oklahoma, to Delhi in April 2009. In July 2008, Midcontinent Express Pipeline, LLC (“MEP”), the entity formed to construct, own and operate this pipeline, completed an open season with respect to a capacity expansion of the pipeline from the original planned capacity of 1.5 Bcf/d to a total capacity of 1.8 Bcf/d for the main segment of the pipeline from north Texas to an interconnect location with the Columbia Gas Transmission Pipeline near Waverly, Louisiana. The additional 300 MMcf/d of capacity was fully subscribed as a result of this open season. The planned expansion of capacity will be added through the installation of additional compression on this segment of the pipeline. This expansion was approved by the Federal Energy Regulatory Commission (the “FERC”) in September 2009.

On January 9, 2009, MEP filed an amended application to revise its initial transportation rates to reflect an increase in projected costs for the project; the amended application was approved by the FERC on March 25, 2009.

In January 2008, in conjunction with the signing of transportation commitments, MEP entered into an option agreement with a subsidiary of MarkWest Energy Partners, L.P. (“MarkWest”), providing it a one-time right to purchase a 10% ownership interest in MEP. In October 2009, MarkWest provided notice that it would not exercise the option.

Fayetteville Express Pipeline LLC

ETP is party to an agreement with KMP for a 50/50 joint development of the Fayetteville Express pipeline, an approximately 187-mile natural gas pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. In December 2009, Fayetteville Express Pipeline, LLC (FEP”), the entity formed to construct, own and operate this pipeline, received approval of its application for FERC authority to construct and operate this pipeline. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. Subject to possible rehearing and judicial review of the FERC’s order granting authorization to construct and operate this pipeline, the pipeline project is expected to be in service by late 2010. FEP has secured binding 10-year commitments for transportation of approximately 1.8 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America (“NGPL”) in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc. Kinder Morgan, Inc. owns the general partner of KMP. Pursuant to our agreement with KMP related to this project, we and KMP are each obligated to fund 50% of the equity necessary to construct the project.

Capital Contributions to Affiliates

During the nine months ended September 30, 2009, we contributed $464.5 million to MEP and $70.0 million to FEP. In October 2009, we made an additional capital contribution of $200.0 million to MEP to reduce amounts outstanding under MEP’s credit facility.

8.	FAIR VALUE MEASUREMENTS:

The carrying amounts of accounts receivable and accounts payable approximate their fair value. Price risk management assets and liabilities are recorded at fair value. Based on the estimated borrowing rates currently available to us and our subsidiaries for long-term loans with similar terms and average maturities, the aggregate fair value and carrying amount of long-term debt at September 30, 2009 was $8.38 billion and $7.79 billion, respectively.

The following table summarizes the fair value of our financial assets and liabilities as of September 30, 2009:

		Fair Value Measurements at
		Reporting Date Using
		Quoted Prices in
		Active Markets	Significant
		for Identical	Other
		Assets and	Observable
	Fair Value	Liabilities	Inputs
Description	Total	(Level 1)	(Level 2)
Assets:
Marketable securities	$12,682	$12,682	$—
Inventories (natural gas)	108,849	108,849	—
Commodity derivatives	19,990	13,149	6,841

Liabilities:
Commodity derivatives	(22,664)	(22,340)	(324)
Interest rate swap derivatives	(172,363)	—	(172,363)

Total	$(53,506)	$112,340	$(165,846)

We designate as fair value hedges certain commodity derivatives that are utilized to manage price volatility associated with our natural gas inventory. We consider the fair value of our hedged natural gas inventory to be a Level 1 valuation because it is stored at delivery points with active markets for which published prices are available.

9.	INCOME TAXES:

LE GP, LLC is a limited liability company. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and state income tax purposes are included in the tax returns of the individual members. Net earnings for financial statement purposes may differ significantly from taxable income reportable to members as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

As a limited liability company we are generally not subject to income tax. We are, however, subject to a statutory requirement that our non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through taxable corporate subsidiaries (“C corporations”). These C corporations are subject to federal and state income tax and pay the income taxes related to the results of their operations. For the nine months ended September 30, 2009 our non-qualifying income did not, or was not expected to, exceed the statutory limit.

Those subsidiaries which are taxable corporations follow the asset and liability method of accounting for income taxes, under which deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

Our subsidiary partnerships will be considered to have terminated for federal income tax purposes if transfers of units within a 12-month period constitute the sale or exchange of 50% or more of their capital and profit interests. In order to determine whether a sale or exchange of 50% or more of capital and profits interests has occurred, we review information available to us regarding transactions involving transfers of units, including reported transfers of units by our affiliates and sales of units pursuant to trading activity in the public markets; however, the information we are able to obtain is generally not sufficient to make a definitive determination, on a current basis, of whether there have been sales and exchanges of 50% or more of our capital and profits interests within the prior 12-month period, and we may not have all of the information necessary to make this determination until several months following the time of the transfers that would cause the 50% threshold to be exceeded.

10.	DEBT OBLIGATIONS:

Revolving Credit Facilities and Term Loans

ETE Facilities

ETE has a $1.45 billion Term Loan Facility with a Term Loan Maturity Date of November 1, 2012 (the “ETE Credit Agreement”). The ETE Credit Agreement also includes a $500.0 million Secured Revolving Credit Facility (the “ETE Revolving Credit Facility”) available through February 8, 2011. The ETE Revolving Credit Facility includes a Swingline loan option with a maximum borrowing of $10.0 million and a daily rate based on LIBOR.

The total outstanding amount borrowed under the ETE Credit Agreement and the ETE Revolving Credit Facility as of September 30, 2009 was $1.57 billion. The total amount available under ETE’s debt facilities as of September 30, 2009 was $376.1 million. The ETE Credit Facility also contains an accordion feature, which will allow ETE, subject to bank syndication’s approval, to expand the facility’s capacity up to an additional $100.0 million.

The maximum commitment fee payable on the unused portion of the ETE Revolving Credit Facility is based on the applicable Leverage Ratio, which is currently at Level I or 0.300%. Loans under the ETE Revolving Credit Facility bear interest at ETE’s option at either, (a) the Eurodollar rate plus the applicable margin or (b) base rate plus the applicable margin. The applicable margins are a function of ETE’s leverage ratio that corresponds to levels set forth in the agreement. The applicable Term Loan bears interest at (a) the Eurodollar rate plus 1.75% per annum and (b) with respect to any Base Rate Loan, at Prime Rate plus 0.25% per annum. As of September 30, 2009, the weighted average interest rate was 2.17% for the amounts outstanding on the ETE Senior Secured Revolving Credit Facility and the ETE $1.45 billion Senior Secured Term Loan Facility.

The ETE Credit Agreement is secured by a lien on all tangible and intangible assets of ETE and its subsidiaries, including its ownership of 62,500,797 ETP Common Units, the Parent Company’s 100% interest in ETP LLC and ETP GP with indirect recourse to ETP GP’s General Partner interest in ETP and 100% of ETP GP’s outstanding incentive distribution rights (“IDRs”) in ETP, which ETE holds through its ownership of ETP GP.

ETP Credit Facility

The ETP Credit Facility provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity). The ETP Credit Facility matures on July 20, 2012, unless we elect the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments). Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The indebtedness under the ETP Credit Facility is prepayable at any time at ETP’s option without penalty. The commitment fee payable on the unused portion of the ETP Credit Facility varies based on our credit rating and the fee is 0.11% based on our current rating with a maximum fee of 0.125%.

As of September 30, 2009, there was a balance of $483.3 million outstanding on the ETP Credit Facility, and taking into account letters of credit of approximately $65.1 million, $1.45 billion was available for future borrowings. The weighted average interest rate on the total amount outstanding at September 30, 2009 was 0.82%.

HOLP Credit Facility

HOLP has a $75.0 million Senior Revolving Facility (the “HOLP Credit Facility”) available to HOLP through June 30, 2011, which may be expanded to $150.0 million. Amounts borrowed under the HOLP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on the Leverage Ratio, as defined in the credit agreement for the HOLP Credit Facility, with a maximum fee of 0.50%. The agreement includes provisions that may require contingent prepayments in the event of dispositions, loss of assets, merger or change of control. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP and the capital stock of HOLP’s subsidiaries secure the HOLP Credit Facility. At September 30, 2009, there was no outstanding balance in revolving credit loans and $1.0 million in outstanding letters of credit. The amount available as of September 30, 2009 was $74.0 million.

Other Long-Term Debt

In connection with our August 2009 acquisition of ETG (see Note 15), we assumed $17.0 million of long-term debt with interest rates averaging 7.48% and maturities through 2015.

ETP Senior Notes

2009 ETP Notes

In April 2009, ETP completed a public offering of $350.0 million aggregate principal amount of 8.50% Senior Notes due 2014 and $650.0 million aggregate principal amount of 9.00% Senior Notes due 2019 (collectively the “2009 ETP Notes”). The offering of the 2009 ETP Notes closed on April 7, 2009 and ETP used net proceeds of approximately $993.6 million to repay borrowings under the ETP Credit Facility and for general partnership purposes. Interest will be paid semi-annually.

The 2009 ETP Notes are unsecured obligations of ETP and the obligation of ETP to repay the 2009 ETP Notes is not guaranteed by any of ETP’s subsidiaries. As a result, the 2009 ETP Notes effectively rank junior to any future indebtedness of ours or our subsidiaries that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the 2009 ETP Notes effectively rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

Covenants Related to Our Credit Agreements

We were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements as of September 30, 2009.

11.	MEMBERS’ EQUITY:

The LE GP, LLC membership agreement contains specific provisions for the allocation of net earnings and losses to members for purposes of maintaining the partner capital accounts. The Board of the Company may authorize the Company to distribute to the Members those funds of the Company which the Board reasonably determines are not needed for the payment of existing or foreseeable Company obligations and expenditures.

12.	UNIT-BASED COMPENSATION:

ETE and ETP Equity Incentive Plans

As of September 30, 2009, a total of 69,488 unvested ETE common units and 1,319,115 unvested ETP common units are outstanding under the equity incentive plans of our subsidiaries.

Related Party Awards

During 2007 and 2008, a partnership (McReynolds Energy Partners, L.P.), the general partner of which is owned and controlled by our President, awarded to certain officers of ETP certain rights related to units of ETE previously issued by ETE to such officer. As of September 30, 2009, rights related to 627,000 unvested ETE units remained outstanding.

13.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

Regulatory Matters

Approval from the FERC is pending on our current pipeline construction projects, including our joint venture projects, as discussed in Note 7, and the Tiger Pipeline. We initiated public review of the Tiger pipeline pursuant to the FERC’s National Environmental Policy Act (“NEPA”) pre-filing review process in March 2009.

On September 29, 2006, Transwestern filed revised tariff sheets under Section 4(e) of the Natural Gas Act (“NGA”) proposing a general rate increase to be effective on November 1, 2006. In April 2007, the FERC approved a Stipulation and Agreement of Settlement that resolved the primary components of the rate case.

Transwestern’s tariff rates and fuel rates are now final for the period of the settlement. Transwestern is required to file a new rate case no later than October 1, 2011.

The Phoenix project, as filed with the FERC on September 15, 2006, includes the construction and operation of approximately 260 miles of 36-inch or larger diameter pipeline extending from Transwestern’s existing mainline in Yavapai County, Arizona to delivery points in the Phoenix, Arizona area and certain looping on Transwestern’s existing San Juan Lateral with approximately 25 miles of 36-inch diameter pipeline. On November 15, 2007, the FERC issued an order granting Transwestern its Certificate of Public Convenience and Necessity (“Order”). Pursuant to the Order, Transwestern filed its initial Implementation Plan on November 14, 2007 and accepted the Order on November 19, 2007. The San Juan Lateral portion of the project was placed in service effective July 2008 and the pipeline to the Phoenix area was placed in service effective March 2009.

Guarantees

ETP has guaranteed 50% of the obligations of MEP under its revolving credit facility (the “MEP Facility”), with the remaining 50% of MEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if its ownership percentage of MEP increases or decreases. The MEP Facility is unsecured and matures on February 28, 2011. The MEP Facility is syndicated among multiple financial institutions.

As of September 30, 2009, MEP had $371.6 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility. Our contingent obligations with respect to ETP’s 50% guarantee of MEP’s outstanding borrowings and letters of credit were $185.8 million and $16.6 million, respectively, as of September 30, 2009.

In September 2009, MEP issued senior notes totaling $800.0 million, the proceeds of which were used to repay borrowings under the MEP Facility. The senior notes issued by MEP are not guaranteed by ETP or KMP. In October 2009, we made an additional capital contribution of $200 million to MEP, which MEP used to further reduce the outstanding borrowings under the MEP facility. Subsequent to this repayment, the commitment amount under the MEP Facility was reduced from $1.4 billion to $275 million.

Commitments

In the normal course of our business, we purchase, process and sell natural gas pursuant to long-term contracts and enter into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. We have also entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We also have a contract to purchase not less than 90.0 million gallons per year that expires in 2015. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment that require fixed monthly rental payments and expire at various dates through 2020. In connection with our acquisition of ETG (see Note 15) in August 2009, we assumed operating leases with future minimum payments of approximately $5 million per year through July 2017.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and propane are flammable, combustible gases. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

FERC/CFTC and Related Matters. On July 26, 2007, the FERC issued to ETP an Order to Show Cause and Notice of Proposed Penalties, which we refer to as the Order and Notice, that contains allegations that ETP violated FERC rules and regulations. The FERC alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from its commodities derivatives positions and from certain of its index-priced physical gas purchases in the Houston Ship Channel. The FERC alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by the FERC under authority of the Natural Gas Act, or NGA. The FERC alleged that ETP violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. In its Order and Notice, the FERC also alleged that ETP manipulated daily prices at the Waha and Permian Hubs in west Texas on two dates. The FERC also alleged that one of ETP’s intrastate pipelines violated various FERC regulations, by, among other things, granting undue preferences in favor of an affiliate. In its Order and Notice, the FERC specified that it was seeking $69.9 million in disgorgement of profits, plus interest, and $82.0 million in civil penalties relating to these market manipulation claims. The FERC specified that it was also seeking to revoke, for a period of 12 months, ETP’s blanket marketing authority for sales of natural gas in interstate commerce at market-based prices.

In February 2008, the FERC’s Enforcement Staff also recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005 for November 2005 monthly deliveries, a period not previously covered by the FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month.

On August 26, 2009, ETP entered into a settlement agreement with the FERC’s Enforcement Staff with respect to the pending FERC claims against it and on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement resolves all outstanding FERC claims against ETP and provides that ETP will make a $5 million payment to the federal government and will establish a $25 million fund for the purpose of settling related third-party claims based on or arising out of the market manipulation allegation against ETP by those third parties that elect to make a claim against the funds, including existing litigation claims as well as any new claims that may be asserted against this fund. Any unused portion of the fund shall be paid to the United States Treasury. The administrative law judge appointed by the FERC will determine the validity of any third party claim against this fund. Any party who receives money from this fund will be required to waive all claims against ETP related to this matter. The claims of third parties that do not elect to pursue the fund are unaffected. Pursuant to the settlement agreement, the FERC made no findings of fact or conclusions of law. In addition, the settlement agreement specifies that ETP does not admit or concede to the FERC or any third party any actual or potential fault, wrongdoing or liability in connection with its alleged conduct related to the FERC claims. The settlement agreement also requires ETP to maintain specified compliance programs and to conduct independent annual audits of such programs for a two-year period. In addition to the FERC legal action, third parties have asserted claims and may assert additional claims against us and ETP alleging damages related to these matters. In this regard, several natural gas producers and a natural gas marketing company have initiated legal proceedings in Texas state courts against us and ETP for claims related to the FERC claims. These suits contain contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages. One of the suits against us and ETP contains an additional allegation that we and ETP transported gas in a manner that favored our affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of gas to other parties in the market. We have moved to compel arbitration and/or contested subject-matter jurisdiction in some of these cases. In one of these cases, the Texas Supreme Court ruled on July 3, 2009 that the state district court erred in ruling that a plaintiff was entitled to pre-arbitration discovery and therefore remanded to the state district court with a direction to rule on our original motion to compel arbitration pursuant to the terms of the arbitration clause in a natural gas contract between us and the plaintiff. This plaintiff has filed a motion with the Texas Supreme Court requesting a rehearing of the ruling.

In February 2008, ETP was served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. ETP filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable, and the state court granted ETP’s motion for summary judgment on that issue. This action is currently on appeal before the First Court of Appeals, Houston, Texas.

In October 2007, a consolidated class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange, or NYMEX, in violation of the Commodity Exchange Act, or CEA. It is further alleged that during the class period from December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions, and that ETP intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, ETP filed a motion to dismiss the complaint. On March 26, 2009, the court issued an order dismissing the complaint, with prejudice, for failure to state a claim. On April 9, 2009, the plaintiffs moved for reconsideration of the order dismissing the complaint, and on August 26, 2009, the court denied the plaintiffs’ motion for reconsideration. On September 28, 2009, these decisions were appealed by the plaintiffs to the United States Court of Appeals for the 5th Circuit, and the appeal is currently in briefing stage before the court.

In March 2008, a second class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period ETP exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit its own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, ETP filed a motion to dismiss this complaint. On March 26, 2009, the court issued an order dismissing the complaint. The court found that the plaintiffs failed to state a claim on all causes of action and for antitrust injury, but granted leave to amend. On April 23, 2009, the plaintiffs filed a motion for leave to amend to assert a claim for common law fraud and attached a proposed amended complaint as an exhibit. ETP opposed the motion and cross-moved to dismiss. On August 7, 2009, the court denied the plaintiff’s motion and granted ETP’s motion to dismiss the complaint. On September 10, 2009, this decision was appealed by the plaintiff to the United States Court of Appeals for the 5th Circuit, and the appeal is currently in briefing stage before the court.

ETP is expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such expenses are incurred. ETP records accruals for litigation and other contingencies whenever required by applicable accounting standards. Based on the terms of the settlement agreement with the FERC described above, ETP increased its accrual for these matters to $30.0 million in the aggregate as of September 30, 2009. While ETP expects the after-tax cash impact of the settlement to be less than $30.0 million due to tax benefits resulting from the portion of the accrual that is used to satisfy third-party claims, ETP may not be able to realize such tax benefits. Although this accrual covers the $25.0 million required by the settlement agreement to be applied to resolve third-party claims, including the existing third-party litigation described above, it is possible that the amount ETP becomes obliged to pay to resolve third-party litigation related to these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of the new accrual related to these matters. In accordance with applicable accounting standards, ETP will review the amount of its accrual related to these matters as developments related to these matters occur and ETP will adjust its accrual if it determines that it is probable that the amount it may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of its accrual for these matters. As its accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce ETP’s cash available to service its indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP may experience a material adverse impact on its results of operations and its liquidity.

In re Natural Gas Royalties Qui Tam Litigation. MDL Docket No. 1293 (D. WY), Jack Grynberg, an individual, has filed actions against a number of companies, including Transwestern, now transferred to the U.S. District Court for the District of Wyoming, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. On October 20, 2006, the District Judge adopted in part the earlier recommendation of the Special Master in the case and ordered the dismissal of the case against Transwestern. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which were filed with and approved by the FERC. As a result, Transwestern believes that is has meritorious defenses to these lawsuits (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of the FERC, and the defense that Transwestern complied with the terms of its tariffs) and will continue to vigorously defend against them, including any appeal which may be taken from the dismissal of the Grynberg case. A hearing was held on April 24, 2007 regarding Transwestern’s Supplemental Brief for Attorneys’ fees, which was filed on January 8, 2007, and the issues are submitted and are awaiting a decision. Grynberg moved to have the cases he appealed remanded to the district court for consideration in light of a recently issued Supreme Court case. The defendants/appellees opposed the motion. The Tenth Circuit motions panel referred the remand motion to the merits panel to be carried with the appeals. Grynberg’s opening brief was filed on or about July 31, 2007. Appellee’s opposition brief was filed on or about November 21, 2007. Appellee Transwestern filed its separate response brief on January 11, 2008 and Grynberg’s reply brief was filed in June 2008 and the hearing on all briefs was held in September 2008. On March 17, 2009, the Tenth Circuit affirmed the District Court’s dismissal. Appellant sought appellate rehearing on the matter and the petition for rehearing was denied on May 4, 2009. A petition for writ of certiorari was filed by the Appellant on August 3, 2009, and the Supreme Court denied the petition for writ of certiorari on October 5, 2009. We do not believe the outcome of this case will have a material adverse effect on our financial position, results of operations or cash flows.

Houston Pipeline Cushion Gas Litigation. At the time of the HPL System acquisition, AEP Energy Services Gas Holding Company II, L.L.C., HPL Consolidation LP and its subsidiaries (the “HPL Entities”), their parent companies and American Electric Power Corporation (“AEP”), were engaged in ongoing litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage Facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation”. Under the terms of the Purchase and Sale Agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory (approximately $1.00 billion in the aggregate). The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters. On December 18, 2007, the United States District Court for the Southern District of New York held that B of A is entitled to receive monetary damages from AEP and the HPL Entities of approximately $347.3 million less the monetary amount B of A would have incurred to remove 55 Bcf of natural gas from the Bammel Storage Facility. AEP is appealing the court decision. Based on the indemnification provisions of the Cushion Gas Litigation Agreement, ETP does not expect that it will be liable for any portion of this court award.

Other Matters. In addition to those matters described above, we or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable, can be estimated and is not covered by insurance, we make an accrual for the matter. For matters that are covered by insurance, we accrue the related deductible. As of September 30, 2009, accruals of approximately $9.5 million were recorded related to deductibles. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

The outcome of these matters cannot be predicted with certainty and it is possible that the outcome of a particular matter will result in the payment of an amount in excess of the amount accrued for the matter. As our accrual amounts are non-cash, any cash payment of an amount in resolution of a particular matter would likely be made from cash from operations or borrowings. If cash payments to resolve a particular matter substantially exceed our accrual for such matter, we may experience a material adverse impact on our results of operations, cash available for distribution and our liquidity.

As of September 30, 2009, an accrual of approximately $30.0 million was recorded as accrued and other current liabilities and other non-current liabilities on our condensed consolidated balance sheet for our contingencies and current litigation matters, excluding accruals related to environmental matters and matters covered by insurance as described above.

Environmental Matters

Our operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean up activities include remediation of several compressor sites on the Transwestern system for historical contamination by polychlorinated biphenyls (“PCBs”) and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2018 is $8.7 million. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007.

Transwestern continues to incur certain costs related to PCBs that might have migrated through its pipelines into customers’ facilities in the past. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Costs of these remediation activities were minimal for both the three and nine months ended September 30, 2009. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at September 30, 2009. However, such future costs are not expected to have a material impact on our financial position, results of operations or cash flows.

Environmental regulations were recently modified for the U.S. Environmental Protection Agency’s (the “EPA”) Spill Prevention, Control and Countermeasures (“SPCC”) program. We are currently reviewing the impact to our operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but we believe such costs will not have a material adverse effect on our financial position, results of operations or cash flows.

In July 2001, HOLP acquired a company that had previously received a request for information from the EPA regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). We have not received any follow-up correspondence from the EPA on the matter since our acquisition of the predecessor company in 2001. Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on our financial condition or results of operations.

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification rights for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our condensed consolidated balance sheet. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

As of September 30, 2009, an accrual on an undiscounted basis of $12.8 million was recorded in our condensed consolidated balance sheet as accrued and other current liabilities and other non-current liabilities to cover environmental liabilities related to certain matters assumed in connection with the HPL System acquisition, the Transwestern acquisition and the potential environmental liabilities for three sites that were formerly owned by Titan or its predecessors.

Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for all of the above environmental matters is adequate to cover the potential exposure for clean-up costs.

Our pipeline operations are subject to regulation by the U.S. Department of Transportation under the Pipeline Hazardous Materials Safety Administration (“PHMSA”), pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule (the “IMP Rule”) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas”. Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

14.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

Commodity Price Risk

We are exposed to market risks related to the volatility of natural gas, NGL and propane prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and over-the-counter (“OTC”) commodity financial instrument contracts. These contracts consist primarily of futures and swaps and are recorded at fair value in the condensed consolidated balance sheet. In general, we use derivatives to eliminate market exposure and price risk as follows:
•	Derivatives are utilized in our midstream operations in order to mitigate price volatility in our marketing activities and manage fixed price exposure incurred from contractual obligations.

•	We use derivative financial instruments in connection with our natural gas inventory at the Bammel Storage Facility by purchasing physical natural gas and then selling financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin. We also use derivatives in our intrastate transportation and storage operations to hedge the sales price of retention gas and hedge location price differentials related to the transportation of natural gas.

•	Our propane operations permit customers to guarantee the propane delivery price for the next heating season. As we execute fixed sales price contracts with our customers, we may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, we may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales.
We have a risk management policy that specifies the manner in which derivative financial instruments are employed and monitored in connection with underlying asset, liability and/or anticipated transactions.

Furthermore, on a bi-weekly basis, management reviews the creditworthiness of the derivative counterparties to manage against the risk of default.

The market prices used to value our financial derivatives and related transactions have been determined using independent third party prices, readily available market information, broker quotes and appropriate valuation techniques.

If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the condensed consolidated statements of operations.

We expect losses of $11.7 million related to commodity derivatives to be reclassified into earnings over the next twelve months related to amounts currently reported in AOCI. The amount ultimately realized, however, will differ as commodity prices change and the underlying physical transaction occurs.

If we designate a hedging relationship as a fair value hedge, we record the changes in fair value of the hedged asset or liability in cost of products sold in our condensed consolidated statement of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the condensed consolidated statement of operations.

We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel Storage Facility. Changes in the spreads between the forward natural gas prices designated as fair value hedges and the physical Bammel inventory spot price result in unrealized margins until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized.

We attempt to maintain balanced positions in our non-trading activities to protect ourselves from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, is expected to provide most of the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, are expected to be offset with financial contracts to balance our positions. To the extent open commodity positions exist, fluctuating commodity prices can impact our financial position and results of operations, either favorably or unfavorably.

The following table details the outstanding commodity-related derivatives at September 30, 2009:

		Notional
	Commodity	Volume	Maturity
Mark to Market Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	78,932,500	2009-2011
Swing Swaps IFERC (MMBtu)	Natural Gas	(53,500,000)	2009-2010
Fixed Swaps/Futures (MMBtu)	Natural Gas	(3,755,000)	2009-2011
Forwards/Swaps (Gallons)	Propane/Ethane	11,718,000	2009-2010

Fair Value Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	(31,095,000)	2009-2010
Fixed Swaps/Futures (MMBtu)	Natural Gas	(31,967,500)	2009-2010
Hedged Item — Inventory	Natural Gas	31,967,500	2009-2010

Cash Flow Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	(16,830,000)	2009-2010
Fixed Swaps/Futures (MMBtu)	Natural Gas	(27,625,000)	2009-2010
Forward/Swaps (Gallons)	Propane/Ethane	28,518,000	2009-2010
Interest Rate Risk

We are exposed to market risk for changes in interest rates. We manage a portion of our current and future interest rate exposures by utilizing interest rate swaps.

We have the following interest rate swaps outstanding as of September 30, 2009:
•	Forward starting swaps with a notional amount of $500.0 million to pay an average fixed rate of 3.99% and receive a floating rate based on LIBOR. These swaps settled in December 2009;

•	Interest rate swaps with a notional amount of $300.0 million to pay an average fixed rate of 5.20% and receive a floating rate based on LIBOR. These swaps settle in May 2016;

•	Interest rate swaps with a notional amount of $500.0 million to pay a fixed rate of 4.57% and receive a floating rate based on LIBOR. These swaps settle in November 2012 with a cancellable option in November 2010; and,

•	Interest rate swaps with a notional amount of $700.0 million to pay an average fixed rate of 4.84% and receive a floating rate based on LIBOR. These swaps settle in November 2012.
In April 2009, ETP terminated forward starting swaps with notional amounts of $100.0 million and $150.0 million for an insignificant amount.

Derivative Summary

The following table provides a balance sheet overview of our derivative assets and liabilities as of September 30, 2009:

		Fair Value of Derivative Instruments
	Balance Sheet Location	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments:
Commodity Derivatives (margin deposits)	Deposits Paid to Vendors	$331	$(32,831)
Commodity Derivatives	Price Risk Management Assets/Liabilities	4,345	(175)
Interest Rate Swap Derivatives	Price Risk Management Assets/Liabilities	—	(67,172)

Total derivatives designated as hedging instruments		$4,676	$(100,178)

Derivatives not designated as hedging instruments:
Commodity Derivatives (margin deposits)	Deposits Paid to Vendors	$41,613	$(18,305)
Commodity Derivatives	Price Risk Management Assets/Liabilities	2,607	(261)
Interest Rate Swap Derivatives	Price Risk Management Assets/Liabilities	—	(105,190)

Total derivatives not designated as hedging instruments		$44,220	$(123,756)

Total derivatives		$48,896	$(223,934)

We disclose the non-exchange traded financial derivative instruments as price risk management assets and liabilities on our consolidated balance sheet at fair value with amounts classified as either current or long-term depending on the anticipated settlement date.

We utilize master-netting agreements and have maintenance margin deposits with certain counterparties in the OTC market and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us on the settlement date for non-exchange traded derivatives. We exchange margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors in the condensed consolidated balance sheet. ETP had net deposits with counterparties of $99.3 million as of September 30, 2009 reflected as deposits paid to vendors in our condensed consolidated balance sheet.

Credit Risk

We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements that allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, management does not anticipate a material adverse effect on our financial position or results of operations as a result of counterparty performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our condensed consolidated balance sheets and recognized in net income or other comprehensive income.
15.	RELATED PARTY TRANSACTIONS:
Enterprise GP Holding, L.P. (“Enterprise” or “EPE”) and its subsidiaries are considered related parties since acquiring a 34.9% non-controlling interest in LE GP, LLC in May 2007.

Accounts receivable from and accounts payable to related companies as of September 30, 2009, relate primarily to activities in the normal course of business.

Titan purchases substantially all of its propane requirements from Enterprise pursuant to an agreement that expires in 2010. As of September 30, 2009, Titan had forward mark-to-market derivatives for approximately 11.7 million gallons of propane at a fair value asset of $2.4 million with Enterprise. In addition, as of September 30, 2009, Titan had forward derivatives accounted for as cash flow hedges of 28.5 million gallons of propane at a fair value asset of $4.3 million with Enterprise.

ETC OLP and Enterprise transport natural gas on each other’s pipelines, share operating expenses on jointly-owned pipelines and ETC OLP sells natural gas to Enterprise. Our propane operations routinely buy and sell product with Enterprise. The following table summarizes the related party balances with Enterprise on our condensed consolidated balance sheet at September 30, 2009:

Natural Gas Operations:
Accounts receivable	$28,366
Accounts payable	265
Imbalance payable	(2,391)

Propane Operations:
Accounts receivable	$325
Accounts payable	5,962
Accounts receivable from related companies other than Enterprise consist of the following:

MEP	$725
FEP	113
Others	1,287

Total accounts receivable from related companies excluding Enterprise	$2,125

Effective August 17, 2009, we acquired 100% of the membership interests of Energy Transfer Group, L.L.C. (“ETG”), which owns all of the partnership interests of Energy Transfer Technologies, Ltd. (“ETT”). ETT provides compression services to customers engaged in the transportation of natural gas, including ETP. The membership interests of ETG were contributed to us by Mr. Warren and by two entities, one of which is controlled by a director of the general partner of ETP’s general partner and the other of which is controlled by a member of ETP’s management. In exchange, the former members acquired the right to receive (in cash or ETP Common Units), future amounts to be determined based on the terms of the contribution arrangement. These contingent amounts are to be determined in 2014 and 2017, and the former members of ETG will receive payments contingent on the acquired operations performing at a level above the average return required by ETP for approval of its own growth projects during the period since acquisition. In addition, the former members may be required to make cash payments to us under certain circumstances. In connection with this transaction, we assumed liabilities of $33.1 million and recorded goodwill of $1.3 million.

16.	SUPPLEMENTAL INFORMATION:
Following is the balance sheet of the Company, which is included to provide additional information with respect to LE GP, LLC’s financial position on a stand-alone basis as of September 30, 2009:

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$114
Accounts receivable from related company	9

Total current assets	123

Total assets	$123

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$11
Advances from affiliates	35

MEMBERS’ EQUITY	77

Total liabilities and members’ equity	$123

17.	SUBSEQUENT EVENTS:
ETP Common Unit Offerings

On October 6, 2009, ETP completed a public offering of 6,900,000 common units, which included 900,000 common units issued pursuant to the exercise of the underwriters’ option to purchase additional common units. ETP used the net proceeds of approximately $275.3 million to repay amounts outstanding under the ETP Credit Facility.

On January 11, 2010, ETP completed a public offering of 9,775,000 common units, which included 1,275,000 common units issued pursuant to the exercise of the underwriters’ option to purchase additional common units. ETP used the net proceeds of approximately $422.9 million to repay amounts outstanding under its $2.0 billion revolving credit facility, which we refer to as the ETP Credit Facility, to fund capital expenditures related to pipeline construction projects and for general partnership purposes.

ETP Equity Distribution Program

On August 26, 2009, ETP entered into an Equity Distribution Agreement with UBS Securities LLC, or UBS. According to the provisions of this agreement, ETP may offer and sell from time to time through UBS, as its sales agent, common units having an aggregate offering price of up to $300.0 million. Sales of the units will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions or as otherwise agreed between ETP and UBS. Under the terms of this agreement, ETP may also sell common units to UBS as principal for its own account at a price agreed upon at the time of sale. Any sale of common units to UBS as principal would be pursuant to the terms of a separate agreement between ETP and UBS. During 2009, ETP issued 2,079,593 of its common units pursuant to this agreement. The proceeds of approximately $89.7 million, net of commissions, were used to repay amounts outstanding under the ETP Credit Facility.

Transwestern Senior Notes Offering

On December 9, 2009, Transwestern entered into a note purchase agreement with the qualified investors listed therein that provides for the private placement by Transwestern of $175 million of 5.36% Senior Unsecured Series A Notes due 2020 and $175 million of 5.66% Senior Unsecured Series B Notes due 2024, which we collectively refer to as the Transwestern Notes. The private placement was completed on December 9, 2009. Interest on the

Transwestern Notes will accrue from December 9, 2009. Transwestern will pay interest on the notes semi-annually on June 9 and December 9 of each year, commencing on June 9, 2010, until maturity of the Series A Notes on December 9, 2020 and of the Series B Notes on December 9, 2024. Transwestern used the net proceeds from the offering to repay amounts outstanding under an intercompany loan agreement with ETP.
FEP Credit Facility

On November 13, 2009, FEP entered into a credit agreement that provides for a $1.1 billion senior revolving credit facility. ETP has guaranteed 50% of the obligations of FEP under this facility, with the remaining 50% of FEP’s obligations guaranteed by KMP. As of December 31, 2009, there were $355.0 million of outstanding borrowings under FEP’s senior revolving credit facility.